Exhibit 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Fiscal 2010 Results

Springfield, NJ, November 26, 2010 – Emtec, Inc. (OTCBB: ETEC) (“Emtec” or the “Company”) announced today that for the year ended August 31, 2010, gross profit increased by 9% when compared to the year ended August 31, 2009.

Revenue increased to $224.6 million for fiscal year 2010 from $223.8 million in the fiscal year 2009, an increase of $800,000.  Gross profit increased by $2.9 million to $35.8 million for the year ended August 31, 2010 from $32.9 million for the year ended August 31, 2009.  Earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) was $3.4 million for the year ended August 31, 2010 compared with $6.4 million for the year August 31, 2009.  Adjusted EBITDA, which is defined by management as net income before interest, taxes, depreciation, amortization, retention bonuses, non-essential overhead, stock-based compensation, executive recruiting fees, severance, the recovery of prior year expenses and stock warrant expense (“Adjusted EBITDA”), was $7.3 million for the year ended August 31, 2010 versus $8.3 million for the year ended August 31, 2009. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss) is attached to this press release.

EBITDA and Adjusted EBITDA are key financial metrics used by the Company’s Board of Directors and management to evaluate and measure the Company’s operating performance. These metrics are not in conformity with generally accepted accounting principles (“GAAP”) in the United States of America.  Management’s calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. Adjusted EBITDA also eliminates certain unusual costs and reflects certain changes in the business made by management and includes adjustments which in the opinion of management are necessary to reflect the underlying ongoing operations of the business. Net income (loss) is the most comparable GAAP measure of the Company’s operating results presented in the Company’s consolidated financial statements.  We have made a reconciliation of these non-GAAP measures to net income (loss), the most closely comparable GAAP measure, for the years ended August 31, 2010 and 2009 and discussed these adjustments in this release.  EBITDA and Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity, and may not be comparable to other similarly titled measures of other companies.  Management believes that the presentation of EBITDA and Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and continuing operations and to determine resource allocation for each of our business segments.

“In fiscal 2010, we continued to make significant changes and investments in our business.  The transformation we have undertaken resulted in a nearly $3 million increase in our overall gross profit fueled by two factors in our Service and Consulting offerings: a $2.6 million revenue increase and a 4.4% gross profit increase.  During the year we saw our Federal Business rebound nicely, our Education Business shift in favor of services, and our Canadian, ERP and Application Development Practices continue to grow.  Some exciting sales wins contributed to this including our ITSSS contract vehicle with the FBI and our support contract with the City of Jacksonville,” said Dinesh Desai, Chairman, CEO, and President of Emtec.  “Additionally, we spent nearly $3 million in 2010 including new executive management talent, improved internal infrastructure and a new sales organization.   While these expenditures impacted our bottom line in 2010, we have strengthened the Company for 2011 and beyond.  Some important structural changes we made in our commercial business this year have already shown results in our fourth quarter.”

“Our acquisition strategy has been integral to our transformation process in enriching our services portfolio,” said Gregory Chandler, Chief Financial Officer.  “During the year we added three teams to the Emtec Family. The acquisition of Secure Data, Inc. brought  application consulting services primarily to our federal government clients, the acquisition of SARK Infotech Private Limited provided new offshore delivery capability to our commercial practice, and the addition of the management team in our Information Management/Business Intelligence practice  brought enhanced high end consulting  capabilities”.

About Emtec:

Emtec, Inc. established in 1964, provides information technology (“IT”) services and products to the federal, state and local government, education and commercial markets. Emtec helps clients identify and prioritize areas for improvement and then implement process, technology and business application improvements that reduce costs, improve service and align the delivery of IT with the needs of their organizations. Emtec’s market leading value based management methods, coupled with best-in-class IT technology, consulting and development services, allow us to address a wide range of specific client needs, as well as to support broader IT transformation initiatives.  Emtec's service capabilities span the USA, Canada and countries around the globe. For more information visit: www.emtecinc.com.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) Year Ended August 31,

	2010	2009	Change	%
Revenues
Procurement services	$166,130	$168,020	$(1,890)	(1.1)%
Service and consulting	58,472	55,823	2,649	4.7%
Total Revenues	224,602	223,843	759	0.3%

Cost of Sales
Cost of procurement services	148,104	149,631	(1,527)	(1.0)%
Service and consulting	40,703	41,316	(613)	(1.5)%
Total Cost of Sales	188,807	190,947	(2,140)	(1.1)%

Gross Profit
Procurement services	18,026	18,389	(363)	(2.0)%
Procurement services %	10.9%	10.9%

Service and consulting	17,769	14,507	3,262	22.5%
Service and consulting %	30.4%	26.0%

Total Gross Profit	35,795	32,896	2,899	8.8%
Total Gross Profit %	15.9%	14.7%

Operating expenses:
Selling, general, and administrative expenses	30,901	26,333	4,568	17.3%
Stock-based compensation	561	161	400	247.5%
Warrant expense	910	-	910	0%
Depreciation and amortization	2,405	2,320	85	3.7%
Total operating expenses	34,777	28,814	5,963	20.7%
Percent of revenues	15.5%	12.9%

Operating income	1,018	4,082	(3,064)	(75.1)%
Percent of revenues	0.5%	1.8%

Other expense (income):
Interest income – other	(32)	(16)	(16)	100.0%
Interest expense	947	1,117	(170)	(15.2)%
Other	27	30	(3)	(10.0)%

Income before income taxes	76	2,951	(2,875)	(97.4)%
Provision for income taxes	589	1,233	(644)	(52.2)%
Net income (loss)	$(513)	$1,718	$(2,231)	(129.9)%
Percent of revenues	-0.2%	0.8%

EMTEC, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(In thousands)
Year Ended August 31,

	2010	2009	Change
Net income (loss)	$(513)	$1,718	$(2,231)
Interest and other expense (income):	942	1,131	(189)
Income taxes	589	1,233	(644)
Depreciation and amortization	2,405	2,320	85
EBITDA	3,423	6,402	(2,979)

Retention bonuses (1)	1,234	933
Elimination of non-essential overhead (2)	737	950
Stock based compensation	561	161
Executive recruiting (3)	101	112
Severance	295	250
Temporary wage reductions- reinstated (4)	-	(274)
Recovery of prior year expenses (5)	-	(270)
Warrant expense (6)	965	-
Total Adjustments (7)	3,893	1,862
Adjusted EBITDA	$7,316	$8,264	$(948)

1) Expenses associated with retention bonuses which were agreed to in connection with the closing of the Company's acquisitions of Luceo, EBAS/Aveeva and EMS, a company of which certain assets were acquired through Koan-IT US.

2) Elimination of non-essential overhead gives pro forma effect to expenses incurred in 2010 and 2009 which were eliminated during the years ended August 31, 2010 and 2009 as if the elimination of these expenses occurred at the beginning of the applicable reporting period.  This includes $737,000 paid to sales and support associates during 2010 whose positions were eliminated in the third quarter of 2010 as a result of our commercial infrastructure business restructuring as if their positions were eliminated at the beginning of the second quarter of fiscal year 2010.  In 2009 this includes $149,000 paid to the former owners of Westwood under contracts that were not renewed (net of ongoing consulting costs paid to an owner), $399,000 paid to a senior executive under a contract that was not renewed and paid to other at-will employees whose positions were terminated and $402,000 in sales compensation changes implemented as if these changes were implemented at the beginning of fiscal year 2009.

3) Reflects executive recruiting fees incurred in connection with a management launched search for a senior executive in 2009. Management made a one-time decision to invest in the business by hiring new senior executives to grow the business in 2010 and thereafter.

4) Due to the uncertain economic situation in late calendar 2008, management reduced wages by $464,000 during the year ended August 31, 2009 and later reinstated full wages at the end of the year, resulting in a one-time cost savings of $464,000. This amount was netted against $190,000 in one-time bonuses paid out to employees after the prior wages were reinstated.

5) Offset from recovered professional fees which the Company previously recorded as an expense that were associated with defending the Company's tax positions during the IRS' 2003 and 2004 tax audit and appeal process.

6) Expense related to stock warrants issued to majority stockholder during the year ended August 31, 2010 including legal fees associated with the issuance.

7) In addition to the adjustments described above, the Company has not made an adjustment for merger and acquisition related costs because the Company believes that it may incur similar costs in future periods.  Due to an accounting change, certain of these costs were capitalized in 2009 but were expensed in 2010, which impacts the comparison of the Company's Adjusted EBITDA for those periods.  Effective September 1, 2009, the Company adopted the new standard for accounting for business combinations in accordance with ASC 805 "Business Combinations."